Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-219908) on Form S-8 of AirXpanders, Inc. of our report dated February 28, 2018, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of AirXpanders, Inc. for the year ended December 31, 2017.

/s/ SingerLewak LLP

San Jose, California

February 27, 2018